Exhibit 10.4

MAGELLAN PETROLEUM CORPORATION

1998 STOCK INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement evidences the award of shares of restricted common stock, par value $0.01 per share (the “Common Stock”) of Magellan Petroleum Corporation (the “Company”) to the individual whose name appears below (the “Grantee”), pursuant to the provisions of the Company’s 1998 Stock Incentive Plan, as may be amended from time to time (the “Plan”), and on the following express terms and conditions (capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan):

1.	Name of Grantee:	J. Thomas Wilson

2.	Number of Restricted Shares:	100,000 shares (the “Restricted Shares”)

3.	Grant Date:	November 7, 2011

4.	Effectiveness; Execution of Agreement: Grantee shall have no rights with respect to the Restricted Shares awarded hereby unless Grantee shall have accepted the award of the Restricted Shares within 60 days (or such shorter date as the Committee may specify) following the Grant Date by executing and delivering to the Secretary of the Company a copy of this Restricted Stock Award Agreement.

5.	Vesting of Restricted Shares: As provided in Section 8 of the Plan, the number of Restricted Shares and applicable dates on which the nontransferability of the Restricted Shares and the Company’s forfeiture rights with respect thereto shall lapse, shall be as follows:

Number of Shares	Vesting Date
50,000 (1/2)	September 27, 2012
50,000 (1/2)	September 27, 2013

6.

Forfeitures: In the event of termination of employment of Grantee with the Company, a Subsidiary or an Affiliate for any reason, all of Grantee’s Restricted Shares then remaining subject to nontransferability and the Company’s forfeiture rights under the Plan shall be immediately forfeited to the Company without the necessity of any further act by the Company, Grantee or Grantee’s legal representative; provided, however, that in the event of: (i) the Company’s termination of the Grantee’s employment with the Company pursuant to Section 6.1 (Termination by the Company Other Than For Non-Renewal, Disability or Cause) or Section 6.2 (Termination by the Company Due to Disability) of the Employment Agreement between the Grantee and the Company (“Employment Agreement”); (ii) the Grantee’s resignation from the Company pursuant to

Section 7.1 (Termination by the Executive for Good Reason) of the Employment Agreement; or (iii) the termination of the Employment Agreement pursuant to Section 8 (Termination of Employment by Death) thereof, all restrictions and conditions applicable to any Restricted Shares then held by Grantee that remain subject to nontransferability and the Company’s forfeiture rights under the Plan shall immediately lapse and be of no further force and effect.

7.	Change in Control. Notwithstanding any other provision of this Agreement to the contrary, if a “Change of Control”, as defined in the Plan, occurs, then all restrictions and conditions applicable to any Restricted Shares then held by Grantee that remain subject to nontransferability and the Company’s forfeiture rights under the Plan shall immediately lapse and be of no further force and effect.

8.	Transferability; Rights as a Shareholder: Restricted Shares that have not become vested may not be sold, assigned, transferred or otherwise disposed of or pledged or otherwise encumbered by Grantee; provided, however, that Grantee shall have all the rights of a stockholder with respect to the Restricted Shares awarded hereby, including voting and dividend rights, subject to the provisions regarding nontransferability and the Company’s forfeiture rights described in the Plan.

9.	Taxation Matters.

(a) Grantee recognizes and agrees that there may be certain tax issues that affect Grantee arising from the grant and/or vesting of the Restricted Shares and Grantee shall be solely responsible for payment of all federal, state and local taxes resulting therefrom. The Company expressly provides no tax advice to Grantee and recommends that Grantee seek personal tax advice.

(b) In general, Grantee will have taxable income in any year during which Restricted Shares vest. The amount of the taxable income for each year will equal the number of Restricted Shares which vest multiplied by the fair market value of a share of Common Stock on the vesting date. This amount will be included Grantee’s taxable income reported for that year. Any applicable withholding taxes associated with the vesting of the Restricted Shares may be paid to the Company as set forth in paragraph (c) below or by any other method deemed satisfactory to the Company, prior to the delivery of vested shares to Grantee.

(c) Grantee’s tax withholding liability may be satisfied through the delivery to the Company of shares of Common Stock having a value equal in amount to the tax withholding liability outlined in (b) above. The number of shares to be delivered to the Company will be rounded up to the nearest whole share and in no case will partial shares be transferred. The shares delivered to the Company for satisfaction of Grantee’s withholding tax liability will result in a reduction in the number of vested shares actually delivered to Grantee.

(d) Section 83(b) of the Internal Revenue Code permits Grantee to recognize income in the year in which the Restricted Shares are granted, rather than in the subsequent years in which they vest. This election generally must be filed with the Internal Revenue Service within 30 days of the Grant Date. Grantee is encouraged to discuss this option with his or her own tax advisor. In the event Grantee desires to make an election under Section 83(b) of the Code, Grantee first shall make appropriate arrangements with the Company for the payment of all applicable withholding taxes associated with such election. The satisfication of withholding tax liability pursuant to Section 9(c) above is not available if the Grantee makes a Section 83(b) election with respect to the Restricted Shares.

(e) If Grantee is of a natural citizenship other than the United States of America, he or she will be subject to and have his or her tax liability calculated in accordance with the applicable statutory laws of his or her home country, which may result in treatment other than what is outlined in (b) through (d) above.

10.	Stock Certificates: Until the applicable vesting date, certificates representing the Restricted Shares shall be issued in the name of Grantee, but held in the physical possession of the Company. Grantee shall execute in blank the stock power attached hereto as Annex I, allowing the Company to transfer the Restricted Shares in the event they are forfeited pursuant to Section 5 above.

11.	Compliance with Laws and Regulations: The issuance of the Restricted Shares pursuant to this Agreement shall (a) be subject to restrictions imposed at any time on the delivery of shares in violation of the By-Laws of the Company or of any law or governmental regulation that the Company may find to be valid and applicable; and (b) be subject to, and shall comply with, any applicable requirements of any federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue any Shares of Common Stock pursuant to this Agreement if such issuance would violate any such securities laws, rules or regulations.

12.	Interpretation: Grantee hereby acknowledges that this Agreement is governed by the Plan, a copy of which Grantee hereby acknowledges having received, and by such administrative rules and regulations relative to the Plan and not inconsistent therewith as may be adopted and amended from time by the Compensation, Nominating and Governance Committee (the “Rules”). Grantee agrees to be bound by the terms and provisions of the Plan and the Rules.

13.	Miscellaneous: This Agreement and the Plan (a) contains the entire Agreement of the parties relating to the subject matter of this Agreement and supersedes any prior agreements or understandings with respect thereto; and (b) shall be binding upon and inure to the benefit of the Company, its successors and assigns and Grantee, his heirs, devisees and legal representatives. In the event of Grantee’s death or a judicial determination of his incompetence, reference in this Agreement to Grantee shall be deemed to refer to his legal representative, heirs or devisees, as the case may be.

* * * * * *

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its authorized officer, as of the Grant Date identified in Section 3 above.

MAGELLAN PETROLEUM CORPORATION		Agreed and Accepted by:

By:	/s/ Walter McCann	J. Thomas Wilson
	Name: Walter McCann	Name: J. Thomas Wilson
	Title: Director	Title: Chief Executive Officer/President

Date: November 16, 2011

Annex I

STOCK POWER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto Magellan Petroleum Corporation (the “Company”), 100,000 shares of common stock, $0.01 par value per share, of the Company, registered in the name of the undersigned on the books and records of the Company, and does hereby irrevocably constitute and appoint the Corporate Secretary of the Company as attorney to transfer the said stock on the books of the Company with full power of substitution in the premises.

Signed (Signature should be in exact form as on stock certificate

Date